Exhibit 10.1

Execution Copy

AGREEMENT

This Agreement is entered into as of the 17th day of September 2004, between DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“DMC”), acting through its unincorporated division SPIN FORGE (“DMC/SF”) and AEROJET-GENERAL CORPORATION, an Ohio corporation (“Aerojet”).

RECITALS

WHEREAS, DMC/SF is the owner and operator of certain technology, equipment and tooling used in the manufacture of certain rocket motor case and pressure tanks manufactured at DMC/SF’s El Segundo facility (the “Facility”);

WHEREAS, DMC/SF is terminating all of its operations at the Facility, including its rocket motor case and pressure tanks manufacturing operations (the “Business”);

WHEREAS, DMC is leasing to Aerojet certain equipment used in the manufacture of rocket motor case and pressure tanks (the “Spin Forge Assets”);

WHEREAS, Aerojet desires to lease the Facility and the Spin Forge Assets, and to acquire the necessary technology, in order to manufacture rocket motor cases and pressure tanks and continue operation of the Business, and DMC/SF is willing to lease the Facility and Spin Forge Assets and sell the technology to Aerojet on the terms and conditions set forth in this Agreement and the Ancillary Agreements (as hereinafter defined);

NOW, THEREFORE, the parties agree as follows:

1.                  Ancillary Agreements.  Concurrently with the execution and delivery of this Agreement, the parties shall execute and deliver a Real Property Lease with respect to the Facility which Aerojet shall lease from DMC/SF (the “Sublease”), an Equipment Lease for the lease of the Spin Forge Assets (the “Equipment Lease”), a Transition Services Agreement (the “TSA”) relating to certain services to be provided by DMC to Aerojet after Closing in connection with the transfer of the Business; and an Option Agreement relating to the Real Property (the

“Option Agreement”).  The Sublease, the Equipment Lease, the TSA and the Option Agreement are referred to herein as the “Ancillary Agreements.”

2.                  Sale and Purchase of Assets; Liabilities.

2.1            Sale and Purchase.        Upon the terms and subject to the conditions of this Agreement, DMC/SF shall sell, convey, assign, transfer and deliver to Aerojet, and Aerojet shall purchase and acquire from DMC/SF, free and clear of any encumbrances, all of DMC/SF’s right, title and interest in DMC/SF’s property and assets, tangible and intangible, used in the Business and described below (but excluding the Excluded Assets):

(a)             the property listed or described in Schedule 2.1(a), including, without limitation, usable inventory together with any existing warranty by the manufacturers or sellers or lessors of any item or component part thereof and all existing maintenance records and other documents related thereto (collectively, the “Scheduled Property”);

(b)            the books and records, including business records, books, models, tracings, films, slides, art work and printing plates, tool drawings, plans, designs, blueprints, schematic drawings, engineering data, computer software (object code, and, to the extent transferable, source code) data and the like in the possession of and used by DMC/SF relating specifically to the Business, including, records relating to the purchase of materials, supplies and services, as set forth in Schedule 2.1(b); (collectively, the “Books and Records”).

(c)             all right, title and interest to the intangible personal property of DMC/SF used in connection with the Business as currently conducted, including all copyrights, trademark and trade name rights to the name “Spin Forge,” and any other Information used in connection with the Business as currently conducted, as listed in Schedule 2.1(c), together with the goodwill of the Business associated therewith.  “Information” means any and all documented and undocumented information (including patents and patent applications), including software code, documentation, maskworks, test algorithms, technical information, data and drawings of whatever kind in whatever medium, specifications, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, nonpatented inventions, discoveries, and ideas, past and current manufacturing and distribution methods and processes, current and anticipated customer requirements, price lists, part lists, customer lists, market studies, business plans, database technologies, systems, structures, architectures, improvements, devices, concepts, methods and information, however documented, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing.  “Spin Forge Technology” means Information, including Information relating to the manufacture of ATACMS, HAWK, HSAD and other rocket motor cases, as well as pressure tanks for the Minuteman and Delta II rockets and certain forging and machining development work for General Electric Corporation and Chart Industries owned by DMC/SF or for which DMC/SF has a right to license to Aerojet without any cost to DMC/SF; that is or has been used in or is necessary for the use in the operation of the Spin Forge business or the manufacture of the Products.  DMC/SF will promptly deliver to Aerojet, the Spin Forge Technology with respect to the Products as set forth in Schedule 2.1(c);

(d)            the contracts listed in Schedule 2.1(d); and

(e)             the Licenses and Permits relating exclusively to the Business and listed on Schedule 2.1(e).

All of the property and assets to be transferred to Aerojet as set forth in Section 2.1 (a)-(e) is referred to collectively as the “Acquired Assets,” which the parties hereto acknowledge does not include the assets subject to the Equipment Lease.

2.2            Excluded Assets.  Notwithstanding anything to the contrary contained in Article 2.1 or elsewhere in this Agreement, all assets of DMC/SF not described in Article 2.1 hereof (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of DMC/SF after the Closing.

2.3            Purchase Price.  The aggregate purchase price for the Assets shall be One Million Six Hundred and Sixty Six Thousand Nine Hundred and Twenty Seven Dollars ($1,664,927) as determined by the parties acting in good faith, such amount being equal to DMC/SF’s direct costs plus manufacturing overhead, determined in accordance with applicable federal acquisition regulations, cost accounting standards and generally accepted accounting principles, but not to exceed contracted or budgeted value, if such contracted or budgeted values exist.  This lump-sum price shall be adjusted based on mutual agreement of inventory value at the time of Closing.  Payment will be made net ninety (90) days after the inventory enters Aerojet’s manufacturing Work-in-Process accounts, but in no event later than January 1, 2007. Aerojet shall notify DMC on the first day after the accounting close of each month as to which products entered Work-in-Process in the prior month.  The value the parties attributed to each item included in the Scheduled Property shall be listed on Schedule 2.1(a), as adjusted for sales and production activity through the Closing Date pursuant to mutually-agreed upon criteria.

2.4            Liabilities.

(a)             No Assumed Liabilities.  Aerojet shall assume no liabilities of DMC/SF in connection with the transactions contemplated by this Agreement.  Aerojet shall assume only those liabilities of DMC/SF that are arising out of, relating to or otherwise in any respect of contracts included in the Acquired Assets to the extent such obligations or liabilities (1) arise out of events or conditions occurring after the Closing Date or arise out of the operation of the Business after the Closing Date, or (2) arise out of events or conditions occurring after the Closing Date. The Assumed Liabilities include:

(i) any Environmental Matter (as defined in Article 3.10 hereof) including but not limited to (1) any violation, liability, penalty, cost, damage, fine, order, judgment or obligation under Environmental Laws (as defined in Article 3.10 hereof) to the extent they arise out of acts or omissions occurring after the Closing Date, (2) the presence of any and all environmental conditions, environmental liabilities or Hazardous Substances (as defined in Article 3.10 hereof) at, in, by, from, or related to, the Facility or the operation of the Business that arose, commenced, occurred or existed after the Closing Date; or (3) the recycling, reclamation, incineration, or the arrangement of transportation, by Aerojet in the operation of the Facility or of the Business of any Hazardous Substances (as defined in Article 3.10 hereof) that occurred after the Closing Date;

(ii) any workplace safety liability arising under federal, state, or local occupational safety laws for acts or incidents occurring after the Closing Date (e.g., OSHA);

(b)            Retained Liabilities.  All debts, liabilities, or obligations that (1) arise out of events or conditions occurring on or prior to the Closing or arise out of the operation of the Business at or prior to the Closing or (2) arise, mature or become due at or prior to the Closing, shall remain the sole responsibility of and shall be retained, paid, performed and discharged by DMC/SF.  Aerojet shall not assume, pay, or in any way be liable or responsible for any of such debts, liabilities, or obligations (collectively, the “Retained Liabilities”), including but not limited to:

(i)                any wages, salary, severance, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by ERISA or otherwise, relating to the Business employees or other amounts due to any employees or former employees of the Business which accrue on or before the date such employees become employees of Aerojet (as provided in Article 6.1 hereof), including but not limited to claims (for severance benefits and otherwise) by such employees that were discharged or constructively discharged pursuant to the transactions contemplated pursuant to this Agreement; as well as any federal, state, or local government claims, audit charges, enforcement actions, or other proceedings regarding labor, employment or socioeconomic issues;

(ii)             any liability or obligation of DMC/SF relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Business (including but not limited to breach of contract and warranty claims relating to products delivered prior to the Closing Date, except for those products delivered to Aerojet) by DMC/SF,

(iii)          any Environmental Matter (as defined in Article 3.10 hereof) including but not limited to (1) any violation, liability, penalty, cost, damage, fine, order, judgment or obligation under Environmental Laws (as defined in Article 3.10 hereof) to the extent they arise out of acts or omissions occurring on or prior to the Closing Date, (2) the presence of any and all environmental conditions, environmental liabilities or Hazardous Substances (as defined in Article 3.10 hereof) at, in, by, from, or related to, the Premises or the operation of the Business that arose, commenced, occurred or existed prior to the Closing Date; and (3) the recycling, reclamation, incineration, or the arrangement of transportation, by

DMC/SF in the operation of the Premises or of the Business of any Hazardous Substances (as defined in Article 3.10 hereof) that occurred on or before the Closing Date;

(iv)         any Worker’s Compensation liability;

(v)            any workplace safety liability arising under federal, state, or local occupational safety laws (e.g., OSHA);

(vi)         any supplier or vendor liabilities, except as specifically agreed to at Closing and pursuant to assignment or novation of any such contract.

3.                  Representations and Warranties of DMC/SF.  DMC/SF represents and warrants to Aerojet as follows:

3.1            DMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own its properties and to carry on its business as now conducted.

3.2            DMC/SF has the power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein.  This Agreement has been duly executed and delivered by DMC/SF and the Ancillary Agreements, upon execution by DMC/SF, will have been duly executed and delivered by DMC/SF, and each such agreement is or upon execution will be a valid and binding obligation of DMC/SF, enforceable against DMC/SF in accordance with its terms.  Neither the execution of this Agreement or the Ancillary Agreements by DMC/SF nor the consummation of the transactions contemplated herein or therein by DMC/SF will violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or Bylaws of DMC or any contract, agreement, license, lease, sublease or arrangement or series of related contracts (excluding purchase orders and customer orders in the ordinary course of business), (i) which involves annual expenditures or receipts by DMC/SF of more than $[25,000] or (ii) which provides for performance, regardless of amount, over a period in excess of one year after the date of such contract, arrangement or commitment, except as would not have a Material Adverse Effect.

3.3            Except as would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the operation of the Business (a “Material Adverse

Effect”), no approval of or filing, other than those approvals or filings that have been obtained or made, with any foreign, federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by DMC/SF or the consummation of the transactions contemplated herein and therein by DMC/SF.

3.4            To the knowledge of DMC/SF, as of the date hereof there are no pending complaints, investigations or other enforcement proceedings by OSHA or other state, county or local health and safety agencies against DMC/SF relating to the equipment leased pursuant to the Equipment Lease (the “Leased Equipment”) in a manner that would have a Material Adverse Effect.

3.5            To the knowledge of DMC/SF, as of the date hereof there are no actions, claims, proceedings, and investigations (“Actions”), including without limitation Actions for personal injuries, products liability, or breach of warranty arising from products sold by DMC/SF, threatened against DMC/SF or any properties or rights of DMC/SF (including, without limitation, the patents, trademarks, copyrights, technology, know-how, or processes sold pursuant to Sections 2.1(b) and (c) hereto), before any court, arbitrator, or administrative or governmental body.  To the knowledge of DMC/SF, there are no such Actions threatened challenging the validity or propriety of, or otherwise relating to or involving, this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby.  To the knowledge of DMC/SF, no state of facts exists that would constitute grounds for (i) the institution of any Action against DMC/SF or against any properties or rights of DMC/SF, except for those Actions that would not have a Material Adverse Effect, or (ii) the challenge of the validity or propriety of the transactions contemplated by this Agreement or any other Ancillary Agreement.  DMC/SF is not subject to any judgment, order, or decree entered in any lawsuit or proceeding that has materially adversely affected, or that can reasonably be expected to materially affect, the transactions contemplated by this Agreement, DMC/SF, or the Transferred Assets, including, without limitation, DMC/SF’s business practices and its ability to acquire any property or conduct business in any way.

3.6            Contracts and Commitments.

(a)             Schedule 3.6 hereto contains a complete list of each contract and commitment of DMC/SF that is material to the operations, assets, business, or financial condition of DMC/SF or that by its terms can reasonably be expected to require future payment by or to DMC/SF of $25,000 or more, including but not limited to the following:

(i)                all employment contracts and commitments between the Business and its employees, other than those terminable by the Business at will and without payment or penalty;

(ii)             all collective bargaining agreements and union contracts to which the Business is a party;

(iii)          all contracts or commitments, written or oral, which involve annual expenditures or receipts by the Business in excess of $25,000 with distributors, brokers, manufacturer’s representatives, sales representatives, service or warranty representatives, customers, and other persons, firms, or corporations engaged in the sale or distribution of the Business’ products;

(iv)         all purchase orders issued by the Business in excess of $25,000, all sales orders received by the Business in excess of $25,000, and all purchase or sales orders that call for delivery or performance on a date more than one year from the date of this Agreement;

(v)            all contracts and arrangements between the Business or any person or entity that controls, is controlled by, or is under common control with, the Business or any family member of any such person (such entity or person, being hereinafter referred to as an “Affiliate”)

(b)            The Business is not a party to any written agreement that would restrict it from carrying on any line of business anywhere in the world.

(c)             Each of the contracts listed on Schedules 2.1(d) and 3.6 is valid and binding and has been entered into in the ordinary course of business.  The Business is not in default under or in material breach or violation of, and DMC/SF has not received notice of any asserted claim of default by any other party under, or a breach or violation of, any of the contracts, agreements, and commitments set forth in Schedules 2.1(d) and 3.6 hereto.

3.7            Title to Properties; Absence of Liens and Encumbrances.  Except as set forth on Schedule 3.7 hereto, DMC/SF has good and marketable title to or a valid leasehold interest in all of its properties and assets, tangible and intangible, free and clear of all liens and encumbrances.  There is no material asset used or required by DMC/SF in the conduct of its business which is not owned by the DMC/SF or licensed or leased to it pursuant to one of the licenses or leases listed in Schedules 3.8 and 3.9 hereto.

3.8            Leases.  Schedule 3.8 hereto contains a complete list of (i) each lease pursuant to which DMC/SF leases, as lessor or lessee, any real property interest and (ii) each lease pursuant to which DMC/SF leases, as lessor or lessee, any type of property where Aerojet’s inability to acquire DMC/SF’s rights thereunder would have a Material Adverse Effect.  Each such lease is valid and binding and is in full force and effect, subject only to exceptions based on bankruptcy, insolvency or similar laws of general application, and, there are no existing defaults by any party to any such lease, or any condition, event or act known to DMC/SF which, with notice or lapse of time or both, would constitute such a default.  Without limiting the foregoing, DMC/SF is not in default under any of such leases, and DMC/SF has not received any notice from any person asserting a default by DMC/SF under any such lease.

3.9            Intellectual Property.  DMC/SF owns, licenses, or otherwise has the right to use all Information and Spin Forge Technology used in the Business as currently conducted.  Schedule 2.1(c) hereto contains a complete and accurate list of (i) all patents, trademarks, copyrights, technology, know-how, work instructions, and processes used or proposed to be used by DMC/SF, all applications therefor, and all licenses and other agreements relating thereto; and (ii) all agreements relating to technology, know-how, or processes that DMC/SF is licensed or authorized to use by others or licenses or authorizes others to use.  Except as set forth in any of such licenses or agreements, DMC/SF has the sole and exclusive right to use its patents, trademarks, copyrights, technology, know-how, and processes identified in Schedule 2.1(c) and no consent of any third party is required for the use thereof by Aerojet upon completion of the transfer of the Acquired Assets.  To DMC/SF’s knowledge, no claims have been asserted by any person to the use of any such patents, trademarks, copyrights, technology, know-how, or processes, or challenging or questioning the validity or effectiveness of any such license or agreement, and DMC/SF knows of no valid basis for any such claims.  DMC/SF has not received any notice and is not aware of any facts or alleged facts indicating that the use of such patents, trademarks, copyrights, technology, know-how, or processes by DMC/SF infringes on the rights of any other person. No additional proprietary rights other than those listed on Schedule 2.1(c) are material to the conduct of the Business of DMC/SF.

3.10      Environmental Matters.  For purposes of this Article 3.10, the property of DMC/SF shall mean the Facility subject to the Sublease and the Leased Equipment.  Additionally, for purposes of this Article 3.10, “Hazardous Substance” means any chemical, waste, pollutant, contaminant or toxic, reactive or corrosive material or substance, or any other chemical, material, or substance included in the definition of “pollutant,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous materials,” “toxic substances” or “toxic pollutants” or words of similar import, the release of which is prohibited, limited or regulated by any governmental authority under any Environmental Law.  Further, “Environmental Laws” means any U.S. federal, state, county or local law, statute, or ordinance that regulates or relates to the existence of, or provides a remedy for, release of Hazardous Substances, the protection of the environment, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances.  Environmental Laws include all of the following federal laws and amendments thereto, their implementing regulations and all state and local laws, regulations and ordinances that regulate the same subject matter: (a) the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 USC 9601 et seq.; (b) the Solid Waste Disposal Act, 42 USC 6901 et seq., including the Resource Conservation and Recovery Act (RCRA), and Laws governing underground storage tanks; (c) the Toxic Substances Control Act (TSCA), 15 USC 2601 et seq., including those provisions governing use and disposal of Polychlorinated Biphenyls (PCBs); (d) the Hazardous Materials Transportation Act (HMTA), 49 USC 5101 et seq.; (e) the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), 7 USC 136 et seq.; (f) the Clean Air Act, 42 USC 7401 et seq.; (g) the Federal Water Pollution Control Act, 33 USC 1251 et seq.; (h) the Emergency Planning and Community Right-to-Know Act (EPCRA), 42 USC 11001 et seq.; and (i)  the Safe Drinking Water Act, 42 USC 300f et seq.

Except as set forth on Schedule 3.10, to the knowledge of DMC/SF:

(a)             the operations of DMC/SF comply in all material respects with all applicable Environmental Law.

(b)            DMC/SF has obtained, is in compliance with, and has made all appropriate filings for issuance or renewal of, all permits, licenses, authorizations, registrations, notices or other governmental consents required by applicable Environmental Laws (“Environmental Permits”) issued to, or required to be obtained or maintained by DMC/SF to carry on its business as presently conducted, including any amendment, modification, limitation, condition or renewal thereof.  Schedule 3.10(b) hereto sets forth all such Environmental Permits required for the operation of the business of DMC/SF and all such Environmental Permits are in good standing and DMC/SF is in compliance in all material respects with all terms and conditions of such permits and there is no ongoing or threatened action to revoke or modify such permits.  DMC/SF knows of no intention on the part of any relevant authority to revoke, suspend, invalidate, vary, or modify in any material respect or not renew any Environmental Permits.  No Environmental Permits contain any conditions making them personal to DMC/SF.

(c)             DMC/SF has not filed or received any notice under any Environmental Law indicating, at any time since DMC/SF has owned, leased or operated the Facility, a past or present unauthorized disposal or release of a Hazardous Substance in violation of or imposing liability under any Environmental Law, and DMC/SF has timely filed or prepared all material notices, reports and plans required to be filed or prepared, as the case may be, under all applicable Environmental Laws with respect to the past or present manufacturing, processing, use, treatment, storage or disposal of a Hazardous Substance or reporting of a spill or release of a Hazardous Substance during its lease of the Facility. No discharge, release, spillage, uncontrolled loss, seepage, or filtration of any Hazardous Substance has occurred at, upon or under the Premises at any time owned, leased or operated by DMC/SF which was not authorized pursuant to and in accordance with Environmental Permits.

(d)            DMC/SF does not utilize, store, dispose of, treat, generate, process, transport, release, or own any Hazardous Substance, nor has DMC/SF ever done so.

(e)             There are no above ground or underground storage tanks on or in the Facility owned or operated by DMC/SF from which there have been releases of Hazardous

Substances, except as permitted by law or where the releases would not have a material adverse effect on human health or safety or DMC/SF.

(f)               DMC/SF has not received any notice of writs, injunctions, decrees, orders, or judgments outstanding, or suits, claims, actions, proceedings, or investigations instituted or threatened under any Environmental Laws, including, but not limited to, any notice from any governmental authority or private or public entity advising DMC/SF that it is or is potentially responsible for response costs under CERCLA or any analogous state law with respect to a release or threatened release of Hazardous Substances.

(g)            DMC/SF has not received notice of any failure of DMC/SF to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit, or any failure of DMC/SF to have any Environmental Permit.  DMC/SF has heretofore made available to Aerojet true, correct and complete copies of all material reports, correspondence, memoranda, computer data and the complete files relating to environmental matters in the possession or control of DMC/SF with respect to the Facility.

(h)            DMC/SF has not paid any material fine, penalty or assessment within the prior five years with respect to environmental matters relating to the Premises.

(i)                DMC/SF has in effect an environmental insurance policy that covers (subject to the terms and conditions of the policy) the Premises, among other properties, as summarized on the attached Schedule 3.10(i).

3.11      Compliance with Laws.  DMC/SF is not in violation of, has not been charged with any violation of, or, to the best of its knowledge, is not under any investigation with respect to any charge concerning any violation of any requirements of law (other than Environmental Laws which are covered in Section 3.11).  DMC/SF is in substantial compliance with respect to any order, writ, injunction or decree of any court, agency or instrumentality.

3.12      Licenses and Permits.  Schedule 3.12 sets forth a complete and correct list of all material licenses and permits specifically related to the design, manufacture, and export licensing of the products of the Business (the “Licenses and Permits”).

3.13      Litigation.                             No statute, regulation or order of any governmental body is in effect that restrains or prohibits the transactions contemplated hereby, nor are there any Actions or proceedings pending before any governmental body challenging the lawfulness, validity or propriety of or seeking to prevent, or otherwise relating to or involving, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

4.                  Representations and Warranties of Aerojet.  Aerojet represents and warrants to DMC/SF as follows:

4.1            Aerojet is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has full power and authority to own its properties and to carry on its business as now conducted.

4.2            Aerojet has full power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein.  This Agreement has been duly executed and delivered by Aerojet and the Ancillary Agreements, upon execution by Aerojet, will have been duly executed and delivered by Aerojet, and each such Agreement is or upon execution will be a valid and binding obligation of Aerojet, enforceable in accordance with its terms.  Neither the execution of this Agreement or the Ancillary Agreements by Aerojet nor the consummation of the transactions contemplated herein or therein by Aerojet will constitute or cause a breach or violation of any covenant or obligation binding upon Aerojet or affecting any of its properties.

4.3            No approval of or filing with any federal, state or local court, authority or administrative agency is necessary to authorize the execution of this Agreement by Aerojet or the consummation of the transactions contemplated herein by Aerojet.

4.4            No statute, regulation or order of any governmental body is in effect that restrains or prohibits the transactions contemplated hereby, nor are there any Actions or proceedings pending before any governmental body challenging the lawfulness, validity or propriety of or seeking to prevent, or otherwise relating to or involving, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

5.                  Indemnification.

5.1            Indemnification by DCM/SF.  Subject to the limits set forth in this Article 5, DMC/SF agrees to indemnify, defend and hold Aerojet and each of Aerojet’s Affiliates,

officers, directors, employees, agents, successors and assigns (Aerojet and such persons are collectively hereinafter referred to as “Aerojet’s Indemnified Persons”) harmless from and against any and all loss, liability, damage or deficiency (including reasonable attorneys’ fees) (collectively “Losses”) that Aerojet’s Indemnified Persons may suffer, sustain, incur or become subject to, caused by or due to: (a) any breach of any representation or warranty of DMC/SF in this Agreement; (b) the failure to perform any covenant, undertaking, agreement or other obligation of DMC/SF under this Agreement; (c) any Excluded Asset; or (d) any Retained Liability.

5.2            Indemnification by Aerojet.  Subject to the limits set forth in this Article5, Aerojet agrees to indemnify, defend and hold DMC/SF and DMC/SF’s Affiliates, officers, directors, employees, agents, successors and assigns (DMC/SF and such persons are hereinafter collectively referred to as “DMC/SF’s Indemnified Persons”), harmless from and against any and all Losses that DMC/SF’s Indemnified Persons may suffer, sustain, incur or become subject to, caused by or due to: (a) any breach of any representation or warranty of Aerojet in this Agreement; (b) the failure to perform any covenant, undertaking, agreement or other obligation of Aerojet under this Agreement; or (c) the ownership, operations or control of the Business after the Closing or (d) any of the Acquired Assets after they have been delivered from DMC/SF to Aerojet.

5.3            Survival of Representations and Warranties; Deductible. The several representations and warranties of the parties contained in this Agreement and the parties’ right to indemnity in accordance with this Article 5 shall survive the Closing Date and shall remain in full force and effect thereafter as follows: with respect to Article 3 (except for Article 3.10) for a period of 12 months after the Closing Date; with respect to Article 3.10 upon the earlier of (i) the termination of the Sublease or (ii) the assumption by Aerojet of the Master Lease (as defined in the Sublease); for all other representations and warranties, for a period of 12 months after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such 12 month period in accordance with Article 5.4 hereof, after which 12-month or the Sublease term, , as the case may be, they shall terminate and be of no further force or effect.  Anything to the contrary contained herein notwithstanding, neither party shall be entitled to any recovery from the other party with respect to any inaccuracy or breach of such warranties or representations unless and until the amount of such Loss suffered, sustained or incurred by the asserting party, or to which such party becomes subject, by reason of such inaccuracy or breach, shall exceed Ten Thousand Dollars ($10,000.00) calculated on a cumulative basis and not a per item basis (the “Basket Amount”), and then only with respect to the excess over the Basket Amount but in no event shall either party be liable to the other in an aggregate amount in excess of Eight Hundred Thousand Dollars ($800,000.00) (the “Cap”).  The Basket Amount and the Cap shall not be applicable to claims arising under Article 3.12 (Title to Transferred Assets) or to claims based on fraud, willful misrepresentation or deceit.

5.4            Notice and Opportunity to Defend.  If there occurs an event that either party asserts is an indemnifiable event pursuant to Articles 5.1 and 5.2 hereof, the party seeking indemnification (the “Indemnitee”) shall notify the party obligated to provide indemnification (the “Indemnitor”) promptly.  If such event involves (i) any claim, or (ii) the commencement of any action or proceeding by a third person, the Indemnitee will give the Indemnitor written notice of such claim or the commencement of such action or proceeding within 15 days of the Indemnitee’s becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure.  The Indemnitor shall have a period of 30 days within which to respond thereto.  If the Indemnitor accepts responsibility within such 30 day period, the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue, subject to the Cap.  The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability.  In any event, the Indemnitee shall have the right to participate in a non-controlling manner and at its own expense in the defense of such asserted liability.  Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee, which shall not be withheld unreasonably, and until such consent is obtained, the Indemnitor shall continue defense of such asserted liability.  If, however, the Indemnitee refuses its consent to a bona fide offer of settlement that the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee.  In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (y) the amount of the offer of settlement which the Indemnitee refused to accept plus Indemnitee’s Loss, if any, prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and (z) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee’s continuing to pursue such matter, in each case subject to the Cap.  The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.

5.5            Exclusive Remedy.  Except as provided in the Ancillary Agreements, each party hereto agrees that, from and after the Closing, its sole and exclusive remedy at law with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 5.

6.                  Other Agreements and Covenants.

6.1            Prorations.  Aerojet shall reimburse DMC a pro rata portion of any operating expenses other than those governed by the Sublease or Equipment Lease relating to the Business paid prior to the Closing Date and paid by DMC for periods after the Closing Date.  DMC shall reimburse Aerojet a pro rata portion of any operating expenses or taxes paid by Aerojet after the Closing Date relating to periods prior to the Closing Date.

6.2            DMC/SF Employees.  At the time of the Closing, Aerojet will offer employment to selected employees of DMC/SF. Employees hired by Aerojet will be credited with a vacation accrual upon their hiring, using the Aerojet vacation accrual schedule, but based on each employee’s years of service at DMC/SF as of the date of Closing.  Aerojet will also offer the same benefits currently provided to Aerojet employees to any DMC/SF employee hired by Aerojet.

6.3            Pre-Closing Activities of DMC/SF.  After the date hereof and until Aerojet takes possession of the Facility and DMC/SF Assets under the Sublease and Equipment Lease, DMC/SF shall maintain the Spin Forge Assets at the Facility.  Upon reasonable notice to DMC/SF, Aerojet may enter the Facility to inspect the Spin Forge Assets.  DMC/SF shall exercise reasonable care with respect to the Spin Forge Assets.

6.4            Post-Closing Warranty Work.  After the date hereof, as requested by DCM/SF Aerojet will perform, in a commercially reasonable manner, on behalf of DMC/SF any warranty repairs required on Spin Forge products manufactured by DMC/SF prior to the date hereof.  DMC/SF will reimburse Aerojet at Aerojet’s actual direct and indirect costs, such indirect costs to be calculated in a manner consistent with Aerojet’s standard practice for internally allocating such indirect costs, but no profit.  Services provided by Aerojet to DMC/SF pursuant to this Article 6.3 shall be provided in accordance with a mutually agreed upon scope of work, estimated cost, terms and conditions, and delivery schedule.  DMC/SF shall be entitled to audit Aerojet’s books and records with respect to any such warranty repairs.  Nothing herein shall preclude DMC/SF from having such warranty repairs performed by another vendor, supplier, or affiliate of DMC/SF.

6.5            Termination of Certain Agreements.  Upon Closing, the parties shall mutually terminate the “Teaming Agreement” between Aerojet-General Corporation and Spin Forge, dated May 3, 2002, pursuant to Article III.F.1.d. thereof.  In addition, upon Closing, the parties shall also mutually terminate the “Joint Venture Agreement” between Spin Forge International, Inc. and Atlantic Research Corporation, as amended and assigned, dated November 27, 1995, pursuant to Article 7(a) thereof.

6.6            Novation/Assignment of Contracts.  DMC/SF and Aerojet each will use its reasonable commercial efforts after the Closing Date to obtain all consents, approvals or authorizations of any government, governmental agency, authority or instrumentality, court or arbitration tribunal or third parties that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided that Aerojet will be required to make any expenditures or incur any liability to obtain any third party consent required in connection with the consummation of the transactions contemplated by this Agreement, except as expressly agreed in writing.

6.7            Nonassignable Authorizations.  To the extent that the assignment of any contract, licenses, permit, or approval issued or to be issued or assigned or to be assigned to Aerojet pursuant to this Agreement, including but not limited to the Licenses and Permits, shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof.  If any such consent is not obtained, then DMC/SF shall cooperate with Aerojet in any reasonable arrangement requested by Aerojet designed to provide to Aerojet the benefits under any such Licenses and Permits, including enforcement of any and all rights of DMC/SF against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

6.8            Tax Matters.

All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Aerojet when due, and Aerojet will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

6.9            Access to Records.  For a period of 90 days after Closing, subject to any laws relating to antitrust, export controls, employment or privacy issues and subject to rules applicable to visitors at either party’s offices generally, each party shall afford to the other party and its representatives copies of and access to, upon reasonable notice and during normal business hours, all books and records, contracts, documents and information of and relating to the assets, liabilities, operations and other aspects of the Business; provided, however, that such investigation shall be conducted in a manner which does not interfere with the normal operations, customers and employee relations of the party being investigated.

6.10      Environmental Matters.

Aerojet covenants and agrees to:  (a) comply with all applicable Environmental Laws in the course of its Sublease of the Facility, Equipment Lease, ownership, operation, use and/or occupancy of the Facility; (b) take all necessary steps and measures to ensure that the subsurface of the Facility remains undisturbed, except in case of emergencies or imminent risk to human health or safety (in which case DMC/SF will immediately be contacted and consulted in its capacity as Lessee and Sublessor of the Facility), including without limitation, the prohibition of (i) the installation of any underground storage tank, (ii) the storage or use of fuel oil as a heating source, at the Facility, or (iii) the performance of any subsurface investigation, including the installation of groundwater monitoring wells or soil test pits or performance of subsurface sampling in any manner unless directed to do so by court order or a government regulatory agency (in such instance, Aerojet shall provide written notice to DMC upon receipt of any and all orders or directives and shall not commence any required work without the prior written consent of DMC, such consent to not be unreasonably denied or delayed); and, (c) to the extent possible, use commercially reasonable best efforts to include in all legal instruments (e.g., permitted assignments or leases) whereby Aerojet transfers some or all of its interest in the Acquired Assets to another person or entity, a release of and covenant not to sue DMC by the transferee, from any and all claims, demands, causes of actions (including causes of action in tort), losses, damages, liabilities, costs and expenses (including consultant’s and attorney’s fees and court costs) at any time by reason or arising out of any Environmental Laws or issues concerning alleged Hazardous Substances that the transferee might assert or allege against DMC.

7.                  General.

7.1            Non-Competition.  DMC/SF agrees that for so long a Aerojet is producing rocket motor cases or pressure tanks that were manufactured or offered for sale by DMC/SF as of the Closing utilizing the Leased Equipment and the technology sold pursuant to Sections 2.1(b) and (c) hereto (the “Spin Forge Products”), DMC shall not engage in the business of manufacturing and selling Spin Forge Products.

7.2            Publicity.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that DMC may issue any press release or make any public announcement or filing it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities.  Each party shall advise the other of any press release or announcements to the public with respect to this Agreement and provide an opportunity to review any such proposed communication prior to its release.

7.3            Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

7.4            Waiver of Jury Trial.  DMC/SF AND AEROJET HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7.5            Survival.  The Ancillary Agreements shall survive the Closing in accordance with their terms.  The representations, warranties, covenants and other agreements herein contained shall continue in full force and effect after the Closing as set forth in Section 5.3 hereto.

7.6            Entire Agreement.  This Agreement, together with the Ancillary Agreements and the exhibits and schedules hereto and thereto, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.  No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including any alleged waiver based on a party’s knowledge of any inaccuracy in any representation or any breach of warranty or covenant contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted.  No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided

7.7            Successors and Assigns.  All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives.  The rights and obligations provided by this Agreement shall not be assignable, except by either party (without discharge of its obligations hereunder) to a subsidiary or affiliate or a successor to its business, and, except as expressly provided herein, nothing herein is intended to confer upon any person other than the parties and their successors, any rights or remedies under or by reason of this Agreement.

7.8            Form and Content of Documents.  All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document.

7.9            Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

7.10      Interpretation and Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The term “including” shall mean including without limitation.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.11      Notices.  All notices, requests, demand, claims and other communications hereunder shall be in writing.  Any such written communication shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary), and shall be deemed sufficient to preserve the rights of the sending party, if either (i) mailed by certified or registered mail, with postage prepaid by sender, or shipped by express courier service, with charges prepaid by sender and receipted for by or on behalf of the intended recipient, in each case to the following address (or to such other address as any part may designate for himself or itself by notice to the other parties given pursuant hereto), or else (ii) delivered by hand with evidence of delivery:

If to DMC/SF:	President
Dynamic Materials Corporation
5405 Spine Road
Boulder, CO 80301
Attention: Yvon Cariou
Fax Number (303) 604-1897

With a copy to:	Chief Financial Officer
Dynamic Materials Corporation
5405 Spine Road
Boulder, CO 80301
Attention: Richard Santa
Fax Number (303) 604-1897

If to Aerojet	Aerojet General Corporation
P. O. Box 1036
Camden, AR 71711-1036
Attention: Robert Shenton
Vice-President, Operations
Fax Number: (870) 574-3528

With a copy to:	Aerojet General Corporation
P. O. Box 13222
Sacramento, CA 95813-6000
Attention: Brian E. Sweeney
Vice-President, Legal and Contracts
Fax Number: (916) 351-8610

8.                  Conditions to Closing; Closing Deliverables; Termination.

8.1            Simultaneous Execution and Closing.  The consummation of the sale and purchase of the Business contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution of the Agreement.  Closing will occur at the offices of                                       at                                       at 10:00 a.m. California time on September                                          ,                       , or at such other date and time as may be mutually agreeable to the parties hereto (the “Closing Date”).

8.2            Conditions Precedent to Obligation of Aerojet.  The obligation of Aerojet to proceed with the Closing is subject to the fulfillment at Closing of the following conditions, any one or more of which may be waived in whole or in part by Aerojet at Aerojet’s sole option:

(a)             Closing Documents.  Aerojet shall have received the other documents referred to in Article 8.3(a).

8.2.         Conditions Precedent to Obligation of DMC/SF.  The obligation of DMC/SF to proceed with the Closing is subject to the fulfillment at Closing of the following conditions, any one or more of which may be waived in whole or in part by DMC/SF at DMC/SF’s sole option:

(a)             Closing Documents.  DMC/SF shall also have received the other documents referred to in Article 8.3(b).  All agreements, certificates and other documents delivered by Aerojet to DMC/SF hereunder shall be in form and substance satisfactory to counsel for DMC/SF, in the exercise of such counsel’s reasonable professional judgment.

8.3            Deliveries and Proceedings at Closing.

(a)             Deliveries by DMC/SF.  DMC/SF shall deliver or cause to be delivered to Aerojet at the Closing:

a.                  the Sublease executed by DMC;

b.                 the Equipment Lease executed by DMC

c.                  the Option Agreement executed by DMC;

d.                 the TSA executed by DMC;

e.                  the written consent of DMC’s banks to release any and all liens on the Acquired Assets;

f.                    such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Aerojet executed by DMC;

g.                 a completed Schedule 2.1(a), with a lump sum value for the Assets.

(b)            Deliveries by Aerojet.  Aerojet shall deliver or cause to be delivered to DMC/SF at the Closing:

a.                  the Sublease executed by Aerojet;

b.                 the Equipment Lease executed by Aerojet;

c.                  the Option Agreement executed by Aerojet;

d.                 the TSA executed by Aerojet;

e.                  such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by DMC/SF executed by Aerojet;

f.                    a completed Schedule 2.1(a), with a lump sum value for the Assets.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

DYNAMIC MATERIALS CORPORATION

By:
Printed Name:
Title:

AEROJET GENERAL CORPORATION

By:
Printed Name:
Title:

Execution Copy

SCHEDULE 2.1 (a) - SPIN FORGE INVENTORY

Description/Program Name		Inventory Value

ATACMS Cases and Domes		$268,520

HAWK - Work-in-process	$473,412
HAWK - Stores and Finished Goods	427,833
	901,245
Less - Amounts Previously Billed to Aerojet	(147,853)
Adjusted HAWK Program Total	$753,392	753,392

HSAD Generator Cases	$127,906
HSAD Booster Cases	446,686
HSAD Program Total	$574,592	574,592

6992 - Minuteman III Tanks		68,423

Inventory Total		$1,664,927